SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_________________________

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 10, 2009

Morgan Stanley
(Exact Name of Registrant as Specified in Charter)

Delaware	1-11758	36-3145972
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1585 Broadway, New York, New York		10036
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 761-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2009, the Board of Directors of Morgan Stanley (the “Company”) increased the number of directors on the Company’s Board of Directors (the “Board”) from 11 to 12 and elected Mr. Nobuyuki Hirano to the Board.  Mr. Hirano was designated for nomination to the Board by Mitsubishi UFJ Financial Group, Inc. (“MUFG”) pursuant to the Investor Agreement between the Company and MUFG dated as of October 13, 2008 and amended as of October 27, 2008 (the “Investor Agreement”).  Mr. Hirano is currently a Director of MUFG and a Senior Managing Director of The Bank of Tokyo-Mitsubishi UFJ, Ltd., a wholly-owned subsidiary of MUFG.

As previously disclosed, under the Securities Purchase Agreement between the Company and MUFG dated as of September 29, 2008 and amended as of October 13, 2008, the Company issued and sold to MUFG 7,839,209 shares of Series B Non-Cumulative Non-Voting Perpetual Convertible Preferred Stock and 1,160,791 shares of Series C Non-Cumulative Non-Voting Perpetual Preferred Stock for an aggregate purchase price of $9 billion.  Under the Investor Agreement, the Company agreed to take all lawful action to cause one of MUFG’s senior officers or directors to be a member of the Board within ten business days following the date of notice to the Company from MUFG for so long as MUFG beneficially owns at least 10% of the outstanding common stock of the Company on a fully diluted basis.  Mr. Hirano’s election to the Board is consistent with these terms.

In connection with MUFG’s investment in the Company, the Company and MUFG announced their intent to enter into a global strategic alliance and have identified areas of potential collaboration for such alliance, including corporate and investment banking, certain areas of retail banking and asset management, and lending activities such as corporate and project-related loans.

At the present time, Mr. Hirano will not receive any compensation for serving as a director.

The Company’s related press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit
Number	Description

99.1	Press release of the Company dated March 10, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MORGAN STANLEY (Registrant)

Date:	March 10, 2009	By:	/s/ Martin M. Cohen
			Name:	Martin M. Cohen
			Title:	Assistant Secretary and Counsel